Exhibit 99.2

CONSENT TO BE NAMED AS A MANAGEMENT BOARD APPOINTEE

MYT Netherlands Parent B.V. intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”), registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a person to be appointed to the Management Board.

/s/ Gareth Locke
Gareth Locke
December 28, 2020